Exhibit 99.1

May 26, 2023

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

Tofutti Brands Inc. Announces Receipt of Notification From the OTC Markets Group That It No Longer Meets the Standards for Continued Qualification

Cranford, New Jersey — May 26, 2023 — TOFUTTI BRANDS INC. (OTCQX: TOFB) (“Tofutti” or the “Company”) today announced that on May 22, 2023 it received a notice from the OTC Markets Group indicating that the Company no longer meets the Standards for Continued Qualification for the OTCQX U.S. tier as per the OTCX Rules for U.S. Companies (Version 8.6) section 3.2.b.2. Specifically, the Company’s market capitalization has stayed below $5 million for the past 30 consecutive calendar days. The Company has a cure period of 180 calendar days, expiring November 20, 2023, to regain compliance. In order to regain compliance, the Company’s market capitalization must stay at or above $5 million for 10 consecutive trading days within the cure period. The Company may also seek a transfer to the OTCQB market.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based cheese products and frozen dessert products, visit www.tofutti.com.